Exhibit 99b

                           Statement of Balances as of
                                 March 31, 2004



The balances in the sub-accounts on deposit with the trustee as of March 31, 2004:

        Oncor General Sub-Account           $ 8,755,311.51
        Oncor Capital Sub-Account           $    30,149.79
        REP Deposit Account                 $   699,235.42